Shereff, Friedman, Hoffman & Goodman, LLP 919 Third Avenue
                 New York, New York 10022-9998
                                   February 21, 1996
The Target Portfolio Trust
One Seaport Plaza
New York, New York  10292

Gentlemen and Ladies:

     The Target Portfolio Trust, a Delaware business trust (the "Trust"), is filing with the Securities and Exchange Commission a Rule 24f-2 Notice (the "Notice") for the fiscal year ended December 31, 1995 (the "Fiscal Year") containing the information specified in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940 (the "Rule"). The Trust has previously filed a Registration Statement under the Securities Act of 1933 (File No. 33-50476) containing the declaration authorized by paragraph (a)(1) of the Rule to the effect that an indefinite number of shares of beneficial interest of the Trust, par value $.001 per share (the "Shares"), were being registered by such Registration Statement. The effect of the Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule and by this opinion, will be to make definite in number the number of Shares sold by the Trust during the Fiscal Year in reliance upon the Rule (the "Rule 24f-2 Shares").

We have, as counsel, participated in various corporate and other proceedings relating to the Trust and to the Rule 24f-2 Shares. We have examined a certificate of good standing issued by the Secretary of State of the State of Delaware dated February 16, 1996, and have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the Trust's Declaration of Trust and By-Laws, as now in effect, the minutes of meetings of its Trustees and other documents relating to its organization and operation. We have also reviewed the form of the Notice being filed by the Trust. We are generally familiar with the business affairs of the Trust.

The Trust has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Trust current and effective at the time of sale, and that the Rule 24f-2 Shares were sold in number within the limits prescribed by the Declaration of Trust of the Trust for a consideration not less than the par value thereof, and not less than the net asset value thereof as required by the Investment Company Act of 1940.

     Based upon the foregoing, it is our opinion that:

1. The Trust has been duly organized and is legally existing under the laws of the State of Delaware.

     2.   The Trust is authorized to issue an unlimited number of Shares.

     3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission together with the Notice, and to the filing of this opinion under the securities laws of any state.

     We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion expressed herein involves the law of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that State and, where applicable, published cases, rules or regulations of regulatory bodies of that State.

                         Very truly yours,

                         /s/ Shereff, Friedman, Hoffman & Goodman, LLP Shereff, Friedman, Hoffman & Goodman, LLP
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